Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-17569, 333-82405, 333-47142, 333-52352 and 333-96617) of TeleTech Holdings, Inc. of our report dated July 16, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP
Denver, Colorado
July 16, 2008